Exhibit 10.3
EXECUTION COPY

BANK OF AMERICA, N.A.	CREDIT SUISSE AG, CAYMAN ISLANDS
BANC OF AMERICA SECURITIES LLC	BRANCH
One Bryant Park	CREDIT SUISSE SECURITIES (USA) LLC
New York, New York 10036	Eleven Madison Avenue
New York, NY 10010

DEUTSCHE BANK AG CAYMAN ISLANDS	HSBC BANK USA, N.A.
BRANCH	HSBC SECURITIES (USA) INC.
DEUTSCHE BANK SECURITIES INC.	452 Fifth Avenue
60 Wall Street	New York, New York 10018
New York, New York 10005

UBS LOAN FINANCE LLC	WELLS FARGO BANK, NATIONAL
c/o UBS AG, Stamford Branch	ASSOCIATION
677 Washington Boulevard	301 S. College Street, 15th Floor
Stamford, Connecticut 06901	MAC: D1053-068
Charlotte, NC 28288
March 16, 2010
MetLife, Inc.
1095 Avenue of the Americas
New York, NY 10036

Attention:	Steven Goulart Treasurer and Senior Vice President, Corporate Development
MetLife, Inc.
$5.0 Billion Senior Credit Facility
Amended and Restated Commitment Letter
Ladies and Gentlemen:
We refer to the Commitment Letter dated March 7, 2010 made by and between MetLife, Inc. (“you” or the “Borrower”), Bank of America, N.A. (“Bank of America”), Banc of America Securities LLC (“BAS”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI”), Credit Suisse AG, Cayman Islands Branch (“CS”), Credit Suisse Securities (USA) LLC (“CS Securities”), HSBC Bank USA, N.A. (“HSBC Bank”) and HSBC Securities (USA) Inc. (“HSBC”) (together with the Summary of Terms attached thereto, the “Original Commitment Letter”). The Original Commitment Letter is hereby amended and restated in its entirety as of the date first above written on the terms set forth in this letter (together with the Summary of Terms (as hereinafter defined), this “Commitment Letter”).

Bank of America is pleased to offer to be the sole administrative agent (in such capacity, the “Administrative Agent”) for an up to $5.0 billion senior credit facility (the “Senior Credit Facility”) to MetLife, Inc. the proceeds of which will be used, in lieu of or in combination with Capital Markets Proceeds (as hereinafter defined) and Equity Takeout Commitments (as hereinafter defined) (which Capital Markets Proceeds and Equity Takeout Commitments shall reduce the commitments hereunder pro rata on a dollar-for-dollar basis), to finance in part your acquisition of American Life Insurance Company and certain other companies (the “Acquired Companies” and, collectively, the “Acquired Company”) from ALICO Holdings LLC (“ALICO Holdings”) and their respective direct or indirect parent American International Group, Inc. (“AIG” and, collectively with ALICO Holdings, the “Seller”) pursuant to the Stock Purchase Agreement, dated as of March 7, 2010, by and among ALICO Holdings, AIG and Borrower (the “SPA”, and the acquisitions contemplated thereby being the “Acquisition”). Bank of America is pleased to offer its several (and not joint) commitment to lend 22.25% of the Senior Credit Facility, DBCI is pleased to offer its several (and not joint) commitment to lend 22.25% of the Senior Credit Facility, CS is pleased to offer its several (and not joint) commitment to lend 19.5% of the Senior Credit Facility, HSBC Bank is pleased to offer its several (and not joint) commitment to lend 12.0% of the Senior Credit Facility, UBS Loan Finance LLC (“UBS”) is pleased to offer its several (and not joint) commitment to lend 12.0% of the Senior Credit Facility and Wells Fargo Bank, National Association (“Wells Fargo Bank”), is pleased to offer its several (and not joint) commitment to lend 12.0% of the Senior Credit Facility (Bank of America, DBCI, CS, HSBC Bank, UBS and Wells Fargo Bank, in such capacities, the “Initial Lenders”), in each case, upon and subject to the terms and conditions set forth in this Commitment Letter and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”). Each of BAS, DBSI, CS Securities and HSBC is pleased to advise you of its willingness, in connection with the foregoing commitment, to act as a joint lead arranger and a joint book manager (in such capacities, the “Lead Arrangers”; the Lead Arrangers together with the Initial Lenders and the Administrative Agent, the “Commitment Parties”) for the Senior Credit Facility and to use commercially reasonable efforts to form a syndicate of financial institutions (including the Initial Lenders) (collectively, the “Lenders”) in consultation with you for the Senior Credit Facility. Each of DBSI, CS Securities and HSBC Bank is pleased to advise you of its willingness to act as syndication agent (in such capacity, the “Syndication Agent”) for the Senior Credit Facility. The Acquisition, the entering into and funding of the Senior Credit Facility, the transaction giving rise to the Capital Markets Proceeds and Equity Takeout Commitments and all related transactions are hereinafter collectively referred to as the “Transaction.”
Bank of America will act as sole Administrative Agent for the Senior Credit Facility and the Lead Arrangers will act as the only Lead Arrangers for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval. Bank of America and BAS shall have “left” placement, and each of the other Lead Arrangers shall have placement below or to the right of Bank of America and BAS in the same order as set forth in this Commitment Letter, in any and all marketing materials and other documentation used in connection with the Senior Credit Facility and the syndication thereof and shall have the rights and responsibilities customarily associated with such role, and each of the Commitment Parties shall receive league table credit in connection with each of the capacities in which it is acting pursuant hereto.
The several commitment of each Initial Lender hereunder and the several undertaking of each Lead Arranger to provide the services described herein are subject to the satisfaction of each of the following conditions precedent, and the conditions precedent set forth in the Summary of Terms: (a) the accuracy and completeness in all material respects of all representations that you and your affiliates make in writing in connection with the Transaction to any Commitment Party and your compliance with the terms of this Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined); and (b) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Summary of Terms and otherwise reasonably satisfactory to the Commitment Parties.

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Without limiting your obligations to assist with syndication efforts as set forth below, each Initial Lender agrees that completion of such syndications is not a condition to their commitments hereunder.
The Lead Arrangers intend to commence syndication of the Senior Credit Facility promptly upon your acceptance of this Commitment Letter and the Fee Letter, and the several commitments of the Initial Lenders hereunder shall be reduced dollar-for-dollar on a pro rata basis as and when corresponding commitments are received from the Lenders and accepted by you (acting reasonably) in writing pursuant to an amendment or amendment and restatement of, or joinder to, this Commitment Letter (any such amendment, amendment and restatement or joinder, a “Joinder”). The parties agree to cooperate in good faith to execute and deliver Joinders promptly upon Lenders’ being identified and accepted by the Borrower, such acceptance not to be unreasonably withheld or delayed. You agree to actively assist the Lead Arrangers in achieving a syndication of the Senior Credit Facility that is satisfactory to the Lead Arrangers. Such assistance shall include your (a) providing and causing your advisors to provide the Commitment Parties and the other Lenders upon request with all information reasonably deemed necessary by the Commitment Parties to complete syndication, including, but not limited to, information and evaluations (other than legal advice) prepared by you and your advisors, or on your behalf, and by the Acquired Company and its advisors, or on their behalf, relating to the transactions contemplated by the SPA and the debt financings contemplated in connection therewith, including those contemplated by this Commitment Letter (including the Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of an Information Memorandum and other materials to be used in connection with the syndication of the Senior Credit Facility (collectively with the Summary of Terms, the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your, and using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the Acquired Company’s, existing banking relationships and (d) otherwise assisting the Commitment Parties in their syndication efforts, including by making your senior officers and advisors, and using commercially reasonable efforts to make senior officers and advisors of the Acquired Company, available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries (including the Acquired Company), as appropriate, at one or more meetings of prospective Lenders. You hereby agree that the Information Memorandum to be used in connection with the syndication of the Senior Credit Facility shall be completed at least 30 days prior to the Closing Date (as hereinafter defined).
It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers. Commitments obtained from Lenders will be applied to reduce the commitments of the Initial Lenders on a pro rata basis. The Commitment Parties hereby agree that during the Syndication Period (as defined in the Fee Letter), all Sell Downs (as defined in Annex A hereto) of loans and commitments under the Senior Credit Facility by any Initial Lender or Affiliate Transferee (as defined in Annex A hereto) shall be (i) conducted in accordance with Annex A hereto and (ii) shared among the Initial Lenders and their Affiliate Transferees ratably. Any Sell Down agreed to in substance during the Syndication Period shall be deemed for purposes of this Commitment Letter to occur during the Syndication Period. Once any such loan or commitment or any interest therein has been Sold Down, it shall no longer be subject to the restrictions of the two preceding sentences.
You hereby represent, warrant and covenant that all Information which has been or is hereafter made available in writing to any Commitment Party or the Lenders by you or any of your representatives

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(including, without limitation, counsel, advisors and accountants), and that to your knowledge all Information which has been or is hereafter made available in writing to any Commitment Party or the Lenders by the Seller or Acquired Company or any of their representatives (including, without limitation, counsel, advisors and accountants), in connection with any aspect of the transactions contemplated hereby, as and when furnished, taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading; provided that, with respect to Information consisting of projections and forward-looking statements (the “Projections”), no representation, warranty or covenant is made other than that the Projections have been (or in the case of Projections made available after the date hereof, will be) based on assumptions and estimates developed by management of the Borrower in good faith and believed to be reasonable as of the date such Projections were or are made available (it being understood that the Projections are not a guarantee of future performance and that actual results during the period or periods covered by the Projections may materially differ from the projected results therein). You agree to furnish us with further and supplemental information from time to time until the date of the initial borrowing under the Senior Credit Facility (the “Closing Date”) and for a reasonable period thereafter as we may notify you is necessary to complete the syndication of the Senior Credit Facility so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date and on such later date on which the syndication of the Senior Credit Facility is completed as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment and in arranging and syndicating the Senior Credit Facility, the Commitment Parties are and will be using and relying on the Information without independent verification thereof.
You acknowledge that the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system. In connection with the syndication of the Senior Credit Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or its affiliates, or the respective securities of any of the foregoing. You agree, however, that the definitive credit documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.
By executing this Commitment Letter, you agree to reimburse each Commitment Party from time to time promptly after demand (together with a reasonably detailed invoice thereof) for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Shearman & Sterling LLP, as sole New York counsel to the Lead Arrangers, (b) the reasonable fees, disbursements and other charges of any regulatory counsel and a single local counsel to the Lead Arrangers in any material jurisdictions, in each case retained with your consent (such consent not to be unreasonably withheld or delayed) and (c) due diligence expenses) incurred in connection with the Senior Credit Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.
You agree to indemnify and hold harmless Bank of America, BAS, DBCI, DBSI, CS, CS Securities, HSBC Bank, HSBC, UBS, Wells Fargo Bank, each Lender and each of their respective affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or

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awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or the Transaction or (b) the Senior Credit Facility or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equityholders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that each of Bank of America, DBCI, CS, HSBC Bank, UBS and Wells Fargo Bank shall be liable solely in respect of its own commitment to the Senior Credit Facility on a several, and not joint, basis with any other Lender, and that such liability shall only arise to the extent damages have been caused by a breach of Bank of America’s, DBCI’s, CS’s, HSBC Bank’s, UBS’s or Wells Fargo Bank’s respective obligations hereunder to negotiate in good faith definitive documentation for the Senior Credit Facility on the terms set forth herein and in the Summary of Terms as determined in a final non-appealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.
This Commitment Letter and each fee letter among you and any of the Commitment Parties of even date herewith or of even date with the Original Commitment Letter (collectively, the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you or employed by your affiliate MetLife Group, Inc. in connection with the Senior Credit Facility or as otherwise required by law (and, in the case of any disclosure made as required by law, you agree to promptly inform us of such disclosure to the extent permitted by applicable law), may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose (i) this Commitment Letter (including the Summary of Terms) and the Fee Letter to the Acquired Company and the Seller on a confidential basis and (ii) this Commitment Letter (including the Summary of Terms), but not the Fee Letter or the contents thereof, after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Further, Bank of America, BAS, DBCI, DBSI, CS, CS Securities, HSBC Bank, HSBC, UBS and Wells Fargo Bank shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facility in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions provided herein or otherwise reasonably requested by the Borrower provided that the content of any such press releases/transactional updates shall be reasonably acceptable to the Borrower. The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow such Commitment Party, as applicable, to identify you in accordance with the Act.

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You acknowledge that each of the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each Commitment Party severally agrees that it will not furnish confidential information obtained from you to any of its other customers or any other person except the other Lenders and prospective Lenders and as required by law or pursuant to legal process and that it will treat confidential information relating to you and your affiliates with the same degree of care as it treats its own confidential information; provided that nothing herein will prohibit any Commitment Party from disclosing any such information (a) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (b) to the extent such information is publicly available or becomes publicly available other than by reason of improper disclosure by such Commitment Party, (c) to such Commitment Party’s affiliates and their respective officers, directors, partners, members, investors, employees, legal counsel, independent auditors and other experts and agents who need to know such information to the extent such persons are subject to confidentiality restrictions, (d) received by such Commitment Party on a non-confidential basis from a source other than the Borrower or its affiliates not known to such Commitment Party to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation, (e) to the extent such information is independently developed by such Commitment Party, (f) for purposes of establishing a “due diligence” defense or (g) in enforcing such Commitment Party’s rights with respect to this Commitment Letter or the Fee Letter. Each Commitment Party further advises you that it will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, and only in such connection, you agree that each Commitment Party is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is reasonably related to the provision of such services and that is or may come into the possession of such Commitment Party or any of such affiliates.
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and each Commitment Party, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) each Commitment Party and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and no Commitment Party has any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
The provisions of the immediately preceding six paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder.
This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter

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by telecopier or facsimile or as an e-mail attachment in pdf format shall be effective as delivery of a manually executed counterpart thereof.
This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America, BAS, DBCI, DBSI, CS, CS Securities, HSBC Bank, HSBC, UBS and Wells Fargo Bank hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the transactions contemplated hereby (other than the transactions governed by any fully-executed definitive loan documentation relating to the Senior Credit Facility) and thereby or the actions of any Commitment Party in the negotiation, performance or enforcement hereof. You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transaction or the other transactions contemplated hereby, this Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any such suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum.
This Commitment Letter (including the Summary of Terms) and the Fee Letter embody (until the execution and delivery of the definitive loan documentation relating to the Senior Credit Facility by all parties thereto) the entire agreement and understanding among the Commitment Parties, you and your affiliates with respect to the Senior Credit Facility and supersede all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the several commitments of the Initial Lenders and the several undertakings of the Administrative Agent and the Lead Arrangers hereunder are not limited to those set forth herein or in the Summary of Terms; provided that the terms of the definitive loan documentation shall be such that they do not impair the availability of the Senior Credit Facility on the Closing Date if the conditions precedent set forth in this Commitment Letter and the Summary of Terms are satisfied. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. This Commitment Letter may be modified or amended only by the written agreement of all the parties hereto. No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.
This Commitment Letter and all commitments and undertakings of any Commitment Party hereunder will expire at 5:00 p.m. (New York City time) on March 16, 2010 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission or as an e-mail attachment in pdf format), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of each Commitment Party hereunder will expire on the earliest of (a) January 10, 2011, unless the Closing Date occurs on or prior thereto, provided that if the sole reason that the Closing Date has not occurred is that one or more approvals of governmental authorities required pursuant to Section 9.01(b) of the SPA in effect on the date of the Original Commitment Letter have not been obtained on or prior to such date, and the End Date (as defined in the SPA in effect on the date of the Original Commitment Letter) has been extended in accordance therewith to a date not beyond July 10, 2011, then the date applicable under this clause (a) shall be extended to such End Date, (b) the closing of the Acquisition, (c) the acceptance by the Acquired

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Company, the Seller or any of their affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Companies other than as part of the Transaction, (d) the date that the SPA is terminated or expires or pursuit of the Acquisition is abandoned and (e) receipt by the Commitment Parties of written notice from the Borrower of the Borrower’s election to terminate all commitments hereunder in full.
This Commitment Letter supersedes in its entirety the Original Commitment Letter; provided that those provisions of the Original Commitment Letter which by their terms survive the termination thereof shall survive and apply to the period from the date of the Original Commitment Letter through the date hereof.
In consideration of the time and resources that the Commitment Parties will devote to the Senior Credit Facility, you agree that, until such expiration (of commitments of all Commitment Parties), you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility for the Borrower and its subsidiaries; provided that the following shall not be deemed to be competing senior credit facilities: (i) funding agreement-backed medium term note and commercial paper programs of Metropolitan Life Insurance Company and MetLife Insurance Company of Connecticut; (ii) borrowings by any insurance subsidiary from the Federal Home Loan Bank; (iii) other securities issuances backed by funding agreements sold by Borrower’s insurance companies; (iv) securities offerings and credit facilities entered into to finance AXXX/XXX reserves and similar reserve financing securities offerings and credit facilities; and (v) any renewal of any of the Borrower’s credit facilities existing on the date of the Original Commitment Letter (clauses (i) through (v), collectively, “Permitted Ordinary Course Financings”).
[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Chris Choi

	Name:	Chris Choi

	Title:	Vice President

BANC OF AMERICA SECURITIES LLC

By:	/s/ Jonathan Mullen

	Name:	Jonathan Mullen

	Title:	Managing Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ John McGill

	Name:	John McGill
	Title:	Director

By:	/s/ Michael Campites

	Name:	Michael Campites
	Title:	Vice President

DEUTSCHE BANK SECURITIES INC.

By:	/s/ John McGill

	Name:	John McGill
	Title:	Director

By:	/s/ Michael Campites

	Name:	Michael Campites
	Title:	Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
By:	/s/ Jay Chall
	Name:	Jay Chall
	Title:	Director

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Vice President

CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ SoVonna Day-Goins
	Name:	SoVonna Day-Goins
	Title:	Managing Director

HSBC BANK USA, N.A.

By:	/s/ Paul Silvester

	Name:	Paul Silvester

	Title:	Managing Director

HSBC SECURITIES (USA) INC.

By:	/s/ Jay Schwartz

	Name:	Jay Schwartz

	Title:	Managing Director

UBS LOAN FINANCE LLC

By:	/s/ Simon D. Walker

	Name:	Simon D. Walker

	Title:	Managing Director

/s/ Barbara S. Wang

Barbara S. Wang

Director and Counsel Region Americas Legal

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Karen Hanke

	Name:	Karen Hanke

	Title:	Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:
METLIFE, INC.

By:	/s/ Steven J. Goulart

	Name:	Steven J. Goulart

	Title:	Senior Vice President and Treasurer

Annex A
SYNDICATION PROTOCOL
The Sell Down of loans and commitments under the Senior Credit Facility during the Syndication Period shall be arranged and executed jointly among the Lead Arrangers (including decisions with respect to identifying and approaching potential Lenders and the terms of any Sell Downs (it being understood that the Administrative Agent shall have the primary administrative role, including coordinating appropriate commitment, joinder, participation or similar arrangements, as determined by the Lead Arrangers (collectively, the “Sell Down Documentation”))). Each Sell Down shall be conducted by way of each applicable Initial Lender entering into appropriate Sell Down Documentation with each Potential Lender pursuant to which such Initial Lender will sell or participate its loans or commitments to each Potential Lender, on the terms and conditions set forth herein.
Each Initial Lender shall provide any prospective indications of interest and related transaction details with respect to any banks or other entities identified by an Initial Lender as a potential Lender under the Senior Credit Facility (each, a “Potential Lender”) to BAS, as left-side Lead Arranger. In the event that a Potential Lender contacts an Initial Lender during the Syndication Period, such Potential Lender shall be referred to BAS by such Initial Lender. BAS will advise each other Lead Arranger of any Potential Lender. Any marketing meetings, calls, etc. with Potential Lenders (including Potential Lenders identified by an Initial Lender and any Potential Lenders that have contacted an Initial Lender) shall be arranged and coordinated exclusively by BAS in consultation with the other Lead Arrangers and the Initial Lenders, it being understood that the Lead Arrangers will take such steps and coordinate any Sell Down of loans and commitments in good faith with regard to any Potential Lender identified by an Initial Lender that agrees to a Sell Down.
Prior to any Sell Down during the Syndication Period, the Administrative Agent will notify each Initial Lender on a timely basis of the prospective Sell Down and any related terms. Each Initial Lender shall have the right to refuse to participate in such Sell Down and shall notify the Administrative Agent of any such refusal within three business days. If one or more Initial Lenders does not participate in a Sell Down (any such Initial Lender, a “Declining Initial Lender”), then the loans or commitments, as applicable, of the remaining Initial Lenders shall be reduced on a ratable basis; provided that such Declining Initial Lender’s ratable portion of the loans and/or commitments in connection with any future Sell Down shall be determined as if such Declining Initial Lender has fully participated in each Sell Down up to its maximum allotted position.
For purposes of the Commitment Letter and this Annex A, the following terms shall have the following meanings:
“Sell Down” (and correlative terms) shall mean any sale, assignment, participation, receipt of commitment advice, syndication of or other transfer or agreement to transfer of any kind whatsoever, or any agreement to do any of the foregoing; provided that the term “Sell Down” shall not include (a) any overnight sale-and-repurchase agreements entered into for financing purposes, (b) any purchases or sales of loans of the Borrower that are not loans by any Initial Lender or Affiliate Transferee, (c) the purchase or sale of credit default, total return or other swaps, (d) overnight pledges or assignments of a security interest in all or any portion of any Initial Lender’s or Affiliate Transferee’s rights under the loans to secure obligations of such Initial Lender or Affiliate Transferee entered into for financing purposes, including any pledge or assignment to secure such obligations to a Federal Reserve Bank or (e) an assignment by an Initial Lender or Affiliate Transferee to a special purpose vehicle, but only to the extent that such assignment is entered into by such Initial Lender or Affiliate Transferee in connection with a series of related transactions involving its affiliates that has the sole purpose of providing financing to such Initial Lender or Affiliate Transferee or such affiliates and does not transfer credit or other risk to any person that is not such Initial Lender or an Affiliate Transferee (other than Ineligible Transferees). Notwithstanding the foregoing, transfers of loans or commitments with respect to the Senior Credit Facility to or from an affiliate of an Initial Lender (an “Affiliate Transferee”) shall not constitute a Sell Down unless such Affiliate Transferee is an investment fund or a proprietary trading group or desk engaged in the business of investing in, trading or managing debt obligations similar to those of the Borrower (each, an “Ineligible Transferee”).

EXHIBIT A
SUMMARY OF TERMS AND CONDITIONS
METLIFE, INC.
$5,000,000,000 SENIOR CREDIT FACILITY1

Borrower:	MetLife, Inc., a Delaware corporation (the “Borrower”).

Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole administrative agent (the “Administrative Agent”).

Syndication Agents:	Deutsche Bank Securities Inc. (“DBSI”), Credit Suisse Securities (USA) LLC (“CS Securities”) and HSBC Bank USA, N.A. (“HSBC Bank”) will act as syndication agents (in such capacity, the “Syndication Agents”).

Joint Lead Arrangers and Joint Book Managers:
Banc of America Securities LLC, DBSI, Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc. will act as joint lead arrangers and joint book managers (in such capacities, the “Lead Arrangers”).

Lenders:	A syndicate of financial institutions (including Bank of America, Deutsche Bank AG Cayman Islands Branch, Credit Suisse AG, Cayman Islands Branch, HSBC Bank, UBS Loan Finance LLC and Wells Fargo Bank, National Association) arranged by the Lead Arrangers, which institutions shall be identified in consultation with the Borrower and reasonably acceptable to the Administrative Agent and, until and including the Closing Date, the Lead Arrangers and the Borrower (such consent of the Borrower not to be unreasonably withheld or delayed) (collectively, the “Lenders”).

Senior Credit Facility:	An aggregate principal amount of up to $5,000,000,000 will be available in a single drawing on the Closing Date.

Purpose:	The proceeds of the Senior Credit Facility shall be used to finance in part the Acquisition.

Closing Date:	The date of execution of definitive loan documentation and satisfaction or waiver of the “Conditions Precedent to Closing” set forth below, to occur on or before January 10, 2011 (the “Closing Date”); provided that if the sole reason that the Closing Date has not occurred is that one or

[1]	Capitalized terms used in this Summary of Terms and Conditions and not otherwise defined are used herein as defined in the Commitment Letter to which this summary is attached.

more approvals of governmental authorities required pursuant to Section 9.01(b) of the SPA in effect on the date of the Original Commitment Letter have not been obtained on or prior to such date, and the End Date (as defined in the SPA in effect on the date of the Original Commitment Letter) has been extended in accordance therewith to a date not beyond July 10, 2011, then the date set forth above shall be extended to such End Date.

Interest Rates:	As set forth in Addendum I.

Maturity:	All amounts outstanding under the Senior Credit Facility shall be due and payable 364 days from the Closing Date.

Optional Prepayments and Commitment Reductions:
The Borrower may prepay the Senior Credit Facility in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings.

Mandatory Prepayments and Commitment Reductions:
An amount equal to 100% of all (i) Purchase Price Adjustment Proceeds in excess (when taken together with all Adjustment Amounts) of $100 million in the aggregate and (ii) Disposition Proceeds shall, in each case, be applied to prepay the loans under the Senior Credit Facility. An amount equal to 100% of all Capital Markets Proceeds shall be applied to prepay the loans under the Senior Credit Facility and, if such proceeds or commitments are received on or prior to the Closing Date, shall, together with (x) the amount of any reduction in the cash portion of the acquisition consideration on or prior to the Closing Date pursuant to a closing date adjustment contemplated by the SPA or otherwise (“Adjustment Amounts”) in excess of $100 million in the aggregate and (y) all Equity Takeout Commitments, automatically and permanently reduce dollar-for-dollar the commitments of the Lenders in respect of the Senior Credit Facility as and when received, in each case on a pro rata basis. The Senior Credit Facility shall be required to be prepaid in full upon the request of the Required Lenders in the event of any Change in Control (as defined in the Existing Credit Agreement).

“Capital Markets Proceeds” means (x) all net cash proceeds from the issuance of additional equity interests in the Borrower or any of its subsidiaries (without duplication to Equity Takeout Commitments that previously reduced the commitments of the Lenders and excluding the Permitted Seller Equity) and (y) all net cash proceeds from the issuance or incurrence of debt of the Borrower or any of its subsidiaries (other than Permitted Ordinary Course Financings and Permitted Seller Debt), in each case that are received by the Borrower or any of its subsidiaries or funded into escrow pending the closing of the Acquisition; provided that “Capital Markets Proceeds” shall exclude the issuance or incurrence of debt by subsidiaries which are regulated insurance companies or regulated banks (each, a “Specified Subsidiary”) to the extent that (A) no such proceeds are transferred (whether in the form of a dividend, distribution, intercompany loan or otherwise) to any direct or indirect parent company of such Specified Subsidiary that is not also a Specified Subsidiary and (B) no such proceeds are used to make payments to the Seller or its affiliates in connection with the Acquisition.

“Disposition Proceeds” means all net cash proceeds of sales and casualty or condemnation losses of property and assets of the Borrower and its subsidiaries (other than sales made in the ordinary course of business and subject to other exceptions to be agreed); provided that “Disposition Proceeds” shall exclude sales of property and assets by Specified Subsidiaries to the extent that (A) no such proceeds are transferred (whether in the form of a dividend, distribution, intercompany loan or otherwise) to any direct or indirect parent company of such Specified Subsidiary that is not also a Specified Subsidiary and (B) no such proceeds are used to make payments to the Seller or its affiliates in connection with the Acquisition. In addition, any net proceeds received by the Company with respect to that certain potential disposition separately disclosed in writing to the Lead Arrangers shall not constitute Disposition Proceeds.

“Equity Takeout Commitments” means the gross amount that any person commits in writing to pay as consideration for any issuance of equity in the Borrower or any of its subsidiaries, as of the date of execution and delivery and acceptance by the Borrower or any of its subsidiaries of such commitment, whether or not any such amounts are funded, other than Permitted Seller Equity; provided that such amount shall exclude (A) the amount of any commitment for the purchase of equity by the Borrower or any of its subsidiaries and (B) the amount of any commitment for the purchase of equity by any director, officer or employee of the Borrower or any of its subsidiaries pursuant to any employee, officer or director equity plan, stock option plan or other benefit plan in the ordinary course of business.

“Purchase Price Adjustment Proceeds” means an amount equal to all net cash proceeds received by the Borrower or any of its subsidiaries with respect to any Post-Closing Adjustment (as defined in the SPA as in effect on the date of the Original Commitment Letter); provided that such amount shall exclude any amount that is required under the SPA as in effect on the date of the Original Commitment Letter to be paid to the Borrower or any of its subsidiaries in connection with compliance with a risk-based capital ratio of, or to satisfy regulatory requirements with respect to, the Acquired Company.

Conditions Precedent to Closing:	The closing and the initial extension of credit under the Senior Credit Facility will be subject to satisfaction of the following conditions precedent:

(i)	The negotiation, execution and delivery of definitive documentation (including, without limitation, customary legal opinions and other customary closing documents) for the Senior Credit Facility reasonably satisfactory to the Lead Arrangers, the Administrative Agent and the Lenders consistent with the Commitment Letter and this Summary of Terms, including, without limitation, receipt by the Lead Arrangers, at least five business days prior to the Closing Date, of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act, to the extent requested by any Lender.

(ii)	There shall not have occurred a Material Adverse Effect since (i) December 31, 2009, in the case of any Event relating to the Borrower and its subsidiaries (other than the Acquired Companies) or (ii) November 30, 2009 in the case of Event relating to any of the Acquired Companies. The Audited Company Financial Statements delivered pursuant to Section 6.16 of the SPA shall not reflect any changes in the Acquired Companies’ business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise), as compared to the unaudited financial statements for the fiscal year ended as of November 30, 2009 entitled “Alico Business Review Final 2009 Results for presentation February 4, 2010” and “ALICO Proforma GAAP Balance Sheet (unaudited)” that have been delivered to the Lead Arrangers prior to the date of the Original Commitment Letter, that would constitute a Material Adverse Effect.

“Material Adverse Effect” means any fact, circumstance, event, change, violation, development, effect, condition or occurrence, either individually or in the aggregate with any other facts, circumstances, events, changes, violations, developments, effects, conditions or occurrences, in each case that was not publicly disclosed in a filing made with the Securities and Exchange Commission at least three business days prior to the date of the Original Commitment Letter (excluding, in each case, any disclosures set forth in the risk factor section or any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or disclosed in the Acquiror Disclosure Letter that (a) is, or would reasonably be expected to be, directly or indirectly, materially adverse to the business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise) of the Borrower and its subsidiaries (including the Acquired Companies as though the Acquisition had occurred) (collectively the “Companies”), taken as a whole, excluding any such fact, circumstance, event, change, violation, development, effect, condition or occurrence arising out of, in connection with or resulting from, in whole or in part, after the date of the Original

Commitment Letter, (i) (A) changes in conditions in the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in political conditions generally of the United States or any other country or jurisdiction in which any of the Companies operates or (C) changes that are the result of business, economic or market conditions generally affecting any of the industries in which any of the Companies operates, (ii) the public disclosure of the transactions contemplated by the Transaction Agreements, (iii) (A) in the case of Events related to the Acquired Companies, the identity of the Borrower or any of its affiliates and (B) in the case of Events related to the Borrower and its subsidiaries, the identity of the Seller or any of its affiliates, (iv) any changes in applicable Law, GAAP or SAP or the enforcement or interpretation thereof, (v) actions or omissions taken by the Seller with the Borrower’s written consent, or by the Borrower with the Seller’s written consent, in each case given in accordance with the notice procedures set forth in Section 12.02 of the SPA and consented to by the Lenders, (vi) hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (vii) any failure by any of the Companies to achieve any earnings, premiums written or other financial projections or forecasts, in and of itself; provided that the underlying causes of such failure will not be excluded from the determination of a Material Adverse Effect by virtue of this clause, (viii) any matter set forth in Section 1.01(b) of the Seller Disclosure Letter and (ix) any effect that is cured by the Seller or the Borrower or their respective affiliates prior to the Closing, except to the extent any such fact, circumstance, event, change, violation, development, effect, condition or occurrence described in the foregoing clauses (a)(i) and (a)(vi) is materially disproportionately adverse to the business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise) of the Companies, taken as a whole, as compared to other persons engaged in the industries in which the Companies operate or (b) materially impedes or materially delays, or would reasonably be likely to materially impede or materially delay, the ability of the Seller or any affiliate of the Seller to perform its respective obligations under the Transaction Agreements or to consummate the transactions contemplated by the Transaction Agreements. For the avoidance of doubt, neither (1) any change or development in the business, financial condition, results of operations or credit, financial strength or other ratings of the Parent or any of its Affiliates (other than any Acquired Company), in and of itself, or (2) any Bankruptcy Event involving the Parent or any of its Affiliates (other than any Acquired Company), in and of itself, (any of the events referred to in the foregoing clauses (1) and (2), an “Parent Event”) shall be deemed, in and of itself, to constitute a Material Adverse

Effect, except to the extent that such Parent Event (or the underlying cause of such Parent Event) (x) materially adversely affects the business, operations (including results of operations), assets, liabilities, properties or condition (financial or otherwise) of the Acquired Companies, taken as a whole, or (y) materially impedes or materially delays, or would reasonably be likely to materially impede or materially delay, the ability of the Seller or any affiliate of the Seller to perform their respective obligations under the Transaction Agreements or the ability of the Borrower to perform its obligations under the Senior Credit Facility. Capitalized terms used in this paragraph and not otherwise defined herein have the meanings set forth in the SPA as in effect on the date of the Original Commitment Letter.
(iii)	The Borrower shall have as of the Closing Date (confirmed in writing within seven days prior to the Closing Date) a rating on its long-term indebtedness, giving effect to all debt incurred in connection with the Transaction (including the Senior Credit Facility), of BBB+ or higher from Standard & Poor’s Ratings Group and Baa1 or higher from Moody’s Investors Service, Inc.

(iv)	The SPA (including all schedules and exhibits thereto) shall not have been amended or modified or any condition therein waived, in each case in any respect that is materially adverse to the Lenders, without the prior written consent of the Lead Arrangers; provided that in the case of any amendment or modification to the SPA which increases or decreases the aggregate Acquisition consideration contemplated by the SPA as in effect on the date of the Original Commitment Letter calculated using share prices and values as of the date of signing of the SPA (the “Purchase Price”), the consent of the Lead Arrangers shall be required with respect thereto unless (A) the Purchase Price increases or decreases by less than 5% from its amount set forth in the SPA in effect on the date of the Original Commitment Letter or (B) the Purchase Price increases or decreases by 5% or more, but less than 10%, from its amount set forth in the SPA in effect on the date of the Original Commitment Letter (in each case, calculated using share prices and values as of the date of signing of the SPA), and (with respect to clause (B) only) (1) the Borrower reduces the aggregate principal amount of the commitments under the Senior Credit Facility by an amount equal to one-third of the amount of any such decrease in the Purchase Price and (2) in the case of any such increase, any funding source used to finance such increase is junior in right of payment to the Senior Credit Facility; and provided, further, for the avoidance of doubt, that the foregoing is not intended to apply to any adjustments to the Purchase Price or the composition of the cash and non-cash portions thereof that are expressly contemplated by the SPA as in effect on the date of the Original Commitment Letter or that result solely from fluctuations in the market value of the Borrower’s publicly-

traded securities. The Acquisition shall have been consummated in accordance with the terms of the SPA and in compliance with applicable law and regulatory approvals and the Lead Arranger and the Initial Lenders shall have received evidence reasonably satisfactory to it that any mergers to effect the Transaction shall have been consummated.
(v)	The Lead Arrangers shall be satisfied with the terms, conditions and amount of each source of funding for the Acquisition, including without limitation any indebtedness (except to the extent (i) such source of funding and the terms, conditions and amount thereof are set forth in the SPA as in effect on the date of the Original Commitment Letter or (ii) of any changes thereto resulting from fluctuations in the market price of the Borrower’s publicly-traded securities or from adjustments expressly contemplated by the SPA as in effect on the date of the Original Commitment Letter), and all such sources shall have been applied by the Borrower on the Closing Date to the consideration for the Acquisition, which sources shall consist of (A) issuance to the Seller of (1) 78,239,712 shares of common stock, (2) 6,857,000 shares of Series B Contingent Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock (the “Interim Preferred Stock”) and (3) 40,000,000 Common Equity Units (as defined in the SPA) having an aggregate stated amount at issuance of $3,000,000,000 ((1), (2) and (3), collectively, the “Permitted Seller Equity” and (3), to the extent it may constitute debt, the “Permitted Seller Debt”), (B) not less than $1.75 billion of cash on hand of the Borrower and (C) to the extent not reduced by Capital Markets Proceeds or Equity Takeout Commitments (which shall form part of such consideration), the proceeds of the advances under the Senior Credit Facility. There shall not have occurred (x) any change that is materially adverse to the Lenders in the terms of any of the above-described sources of funding for the Acquisition or (y) any adjustments whereby any more than $500.0 million in the aggregate is reallocated from a more junior to a more senior position among such sources (but in no event to a source senior to the Senior Credit Facility, including by means of any collateral, guaranty or other credit enhancement) (excluding any reallocation to Interim Preferred Stock), in each case without the consent of the Lead Arrangers (in each case, calculated using share prices and values as of the date of signing of the SPA); provided that this sentence shall not be deemed to refer to fluctuations in the market price of the Borrower’s publicly-traded securities or to adjustments expressly contemplated by the SPA as in effect on the date of the Original Commitment Letter.

(vi)	(A) Not later than 30 days prior to the Closing Date, the Borrower and/or its subsidiaries, as applicable, shall have completed and made available to the Investment Bank (as defined in the Fee Letter) and potential investors copies of an offering memorandum or prospectus for the offer and sale of Securities (as defined in the Fee Letter), the net proceeds of which will be used to reduce commitments in respect of, or repay outstanding amounts under, the Senior Credit Facility, in such form and containing such disclosures as may be required by applicable laws or as are customary and appropriate, in the reasonable judgment of the Investment Bank and the Borrower, for inclusion in such a document, consistent with standard market practice, in connection with the offer and sale of such Securities, and shall, in connection with such offer and sale, stand ready to deliver customary comfort letters, and (B) members of senior management of the Acquired Companies and senior management of the Borrower shall have made themselves available for due diligence and to participate on a reasonable basis in “road-show” and other customary marketing activities for an offering by the Borrower comparable in size and type of securities, to such offer and sale of such Securities in such locations (domestic or foreign) as recommended by the Investment Bank.
(vii)	The Estimated Total Adjusted Capital (as defined in the SPA as in effect on the date of the Original Commitment Letter) shall equal or exceed 400% of the Estimated Company Risk-Based Capital (as defined in the SPA as in effect on the date of the Original Commitment Letter).

(viii)	All of the representations and warranties in the loan documentation shall be true and correct as of the date of such extension of credit, before and after giving effect to the Transaction; provided that the only representations and warranties with respect to the Acquired Companies the accuracy of which shall be a condition precedent to closing shall be the Specified Representations.

For purposes hereof, “Specified Representations” means those representations and warranties set forth in the SPA in effect on the date of the Original Commitment Letter the accuracy of which (subject to applicable materiality qualifiers) is a condition precedent to the obligation of the Borrower to consummate the Acquisition thereunder.

(ix)	No event of default under the Senior Credit Facility or incipient default shall have occurred and be continuing, or would result from the borrowing on the Closing Date or the application of the proceeds therefrom.

Representations and Warranties:	Substantially the same as those in the Letter of Credit and Reimbursement Agreement dated as of December 22, 2009 among the Borrower and MetLife Funding, Inc., as borrowers, Bank of America, as Administrative Agent and the other agents and lenders party thereto (the

“Existing Credit Agreement”) (with such changes thereto as may be reasonably satisfactory to the Borrower, the Administrative Agent, the Lead Arrangers and the Lenders), to include without limitation: (i) corporate existence and status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation; (v) correctness of specified financial statements (which shall be updated to refer to the most recently-delivered financial statements of the Borrower and its subsidiaries) and no Material Adverse Effect; (vi) no required governmental or third party approvals; (vii) use of proceeds/compliance with margin regulations; (viii) properties; (ix) status under Investment Company Act; (x) ERISA matters; (xi) environmental matters; (xii) payment of taxes; (xiii) accuracy of disclosure; and (xiv) consummation of the Acquisition in accordance with the terms of the SPA and in compliance with applicable law and regulatory approvals.

Covenants:	Substantially the same as those in the Existing Credit Agreement (with such changes thereto as are specified in clauses (viii) and (ix) below and such other changes as may be reasonably satisfactory to the Borrower, the Administrative Agent, the Lead Arrangers and the Lenders and would not impair the consummation of the transactions contemplated by the SPA as in effect on the date of the Original Commitment Letter), to include without limitation: (i) delivery of financial statements, compliance certificates and notices of default; (ii) compliance with laws and material contractual obligations; (iii) payment of taxes; (iv) maintenance of insurance; (v) use of proceeds; (vi) limitation on liens, mergers, and sales of assets; (vii) limitation on transactions with affiliates; (viii) prohibition on restricted payments by the Borrower (including share repurchases and dividends other than the Borrower’s scheduled periodic dividends) and (ix) restrictions on loans, acquisitions, joint ventures and other investments by the Borrower or any of its subsidiaries in excess of $500.0 million in the aggregate during the term of the Senior Credit Facility, other than in the ordinary course of business and subject to other exceptions to be agreed.

Financial Covenant:	The Borrower shall maintain on a quarterly basis Consolidated Net Worth (as defined in the Existing Credit Agreement) of at least $27.6 billion.

Events of Default:	Substantially the same as those in the Existing Credit Agreement (including notice and/or grace periods and with such changes thereto as may be reasonably satisfactory to the Administrative Agent, the Lead Arrangers and the Lenders), to include without limitation: (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants (with cure periods as applicable), (iii) inaccuracy of representations and warranties, (iv) cross-default to other material agreements and indebtedness, (v) bankruptcy and other insolvency events, (vi) material judgments, and (vii) ERISA matters.

Assignments and Participations:	Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in a minimum amount equal to $5 million.

Consents: The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation). The consent of the Administrative Agent will be required for any assignment to an entity that is not a Lender, an affiliate of such Lender or an Approved Fund in respect of such Lender.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date.

Waivers and Amendments:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facility (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of conditions precedent to the initial credit extension under the Senior Credit Facility, (ii) the amendment of pro rata sharing provisions and (iii) the amendment of the voting percentages of the Lenders, and (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, each Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs, except to the extent found by a court of competent jurisdiction to have resulted from the indemnified person’s gross negligence or willful misconduct. This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law:	State of New York.

Pricing/Fees/Expenses:	As set forth in Addendum I.

Other:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

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